CLYVIA INC.
1480 Gulf Road, #204
Point Roberts, WA 98281
(360) 306-0230

CLYVIA INC.
ANNOUNCES PRIVATE PLACEMENT

Point Roberts, Washington – November 16, 2005 - Clyvia Inc. (OTCBB: CLYV) (the “Company”) announces that it has negotiated a private placement with two corporate investors of 1,801,802 units at a price of $1.11 per unit for total proceeds of $2,000,000. Each unit will be comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $1.35 per share for a period of two years from the date of closing. Closing of the private placement is expected to take place on or before December 15, 2005.

About Clyvia

Clyvia Inc. is currently in the process of a developing a proprietary technology that utilizes a process known as catalytic depolymerization to produce diesel fuel and heating oil from various forms of recyclable waste materials, including waste oils, plastics and organics. The process used by Clyvia’s technology splits longer complex carbon molecules into simpler molecules at a temperature of 400°C. These simpler molecules are then evaporated and precipitated inside a condenser as diesel oil or heating oil.

For more information contact:

Dr. Manfred Sappok
- Managing Director -
Clyvia Technology GmbH
Tel: 02432-89 36 26
Fax: 02432-89 36 29
Email: presse@clyvia-tec.com

CLYVIA INC.

/s/ Walter P.W. Notter
WALTER P.W. NOTTER
Chief Executive Officer and President

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, in the event the private placement is not completed as contemplated, it may have a significant adverse effect on the liquidity, financial position and assests of the Company, which may affect its ability to complete its business plan.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.